Exhibit 23.3



                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in this Proxy Statement/Prospectus constituting a part of the registration statement on Form S-4 of our report, which includes an explanatory paragraph related to the Company's ability to continue as a going concern, dated August 6, 1997, except as to the information in Note 16, for which the date is September 10, 1997, and Note 4 with respect to waivers and the extensions of maturity dates, for which the date is November 6, 1997, on our audit of the financial statements of Solite Corporation and Subsidiaries as of March 31, 1997 and 1996, and for the years then ended. We also consent to the reference to our firm under the caption "Experts" in the Proxy Statement/Prospectus.


Norfolk, Virginia
March 20, 1998


                                         /s/ McPhillips, Lieland & Deans, P.C.
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